Exhibit 10.2

FORM OF NON-QUALIFIED STOCK

OPTION AWARD AGREEMENT

[Syniverse Holdings, Inc. Letterhead]

                        , 2006

[Name]_______________________
[Address] _____________________
_____________________________
_____________________________

Re: Grant of Non-Qualified Stock Option

Dear [Name]:

Syniverse Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Syniverse Holdings, Inc. 2006 Long-Term Equity Incentive Plan (the “Plan”), the Committee has granted to you an option (the “Option”) to acquire shares of Common Stock, as set forth below, subject to the terms and conditions set forth herein:

Number of Option Shares:

Date of Grant:

Exercise Price per Option Share:	$

Vesting Dates of Option Shares:	[Date] ([ ]%)

[Date] ([ ]%)

[Date] ([ ]%)

[Date] ([ ]%)

Expiration Date of All Option Shares:	[10 Year Anniversary Date]

The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

Any capitalized terms used herein and not defined herein have the meaning set forth in the Plan.

1. Option.

(a) Term. Subject to the terms and conditions set forth herein, the Company hereby grants to you (or such other persons as permitted by paragraph 5) an Option to purchase the Option Shares at the exercise price per Option Share set forth above in the introductory paragraph of this letter agreement (the “Exercise Price”), payable upon exercise as set forth in paragraph 1(b) below. The Option shall expire at the close of business on the date set forth above in the introductory paragraph of this letter agreement (the “Expiration Date”), which is the tenth anniversary of the date of grant set forth above in the introductory paragraph of this letter agreement (the “Grant Date”), subject to earlier expiration as provided under the Plan should your employment or service with the Company or a Subsidiary terminate. The Exercise Price and the number and kind of shares of Common Stock or other property for which the Option may be exercised shall be subject to adjustment as provided under the Plan. For purposes of this letter agreement, “Option Shares” mean: (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock.

(b) Payment of Option Price. Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price shall be made as provided under the Plan.

2. Exercisability/Vesting and Expiration.

(a) Normal Vesting. The Option granted hereunder may be exercised only to the extent it has become vested. The Option shall vest as indicated by the vesting dates of Option Shares set forth in the introductory paragraph of this letter agreement; provided, however, such Option Shares shall vest if and only if you have been continuously employed by the Company or a Subsidiary from the date of this Agreement through and including such dates set forth above. The number of Option Shares with respect to which your Option may be exercised shall not increase once you cease to be employed by or serve as a director of the Company (a “Separation”).

(b) Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.

(c) Effect on Vesting and Expiration of Employment Termination. Notwithstanding paragraphs 2(a) and (b) above, the special vesting and expiration rules set forth in the Plan shall apply if your employment or service with the Company or a Subsidiary terminates prior to the Option becoming fully vested and/or prior to the Expiration Date.

3. Procedure for Exercise. You may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time and from time to time prior to the Expiration Date, in accordance with Company policies and procedures. The Option may not be exercised for a fraction of an Option Share.

4. Withholding of Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold Option Shares acquired upon exercise of the Option) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of the Option. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b) Company Requirement. As a condition to any grant or exercise under the Plan or to the delivery of certificates for Option Shares issued hereunder, you shall make provision for the payment to the Company, either pursuant to Section 10(a) or 10(b) of the Plan, of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Option Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Option Shares under this letter agreement.

5. Transferability of Option. You may transfer the Option granted hereunder only by will or the laws of descent and distribution or to any of your Family Members by gift or a qualified domestic relations order as defined by the Code. Unless the context requires otherwise, references herein to you are deemed to include any permitted transferee under this paragraph 5. The Option may be exercised only by you; by your Family Member if such person has acquired the Option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any guardian or legal representative only if permitted by the Code and any regulations thereunder.

6. Confidentiality, Inventions, Noncompetition and Nonsolicitation.

(a) Obligation to Maintain Confidentiality. You acknowledge that the confidential or proprietary information and data (including trade secrets) of the Company or any of its Subsidiaries obtained by you while employed by in the service of the Company or any of their respective Subsidiaries (including, without limitation, prior to the date of this Agreement) (“Confidential Information”) are the property of the Company or such Subsidiaries, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which you become aware during the period of your employment or service. Therefore, you agree that you will not disclose to any unauthorized person, group or entity or use for your own account any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of your acts or omissions to act, (ii) was known to you prior to your employment or service with the Company or any of its Subsidiaries and Affiliates, or (iii) is required to be disclosed pursuant to any applicable law or court order. You shall use reasonable best efforts to deliver to the Company at a Separation, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which you may then possess or have under your control, but excluding financial information of the Company relating to your ownership of Option Shares, which information will nonetheless continue to constitute Confidential Information.

(b) Ownership of Property. You acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that were or are conceived, developed, contributed to, made, or reduced to practice by you (either solely or jointly with others) while employed by or in the service of the Company or any of its Subsidiaries or Affiliates (including, without limitation, prior to the date of this Agreement) (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or such Subsidiary or Affiliate and you hereby assign, and agree to assign, all of the above Work Product to the Company or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by you in the course of your work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” you hereby assign and agree to assign to the Company or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. You shall as promptly as practicable under the circumstances disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after your employment with or service to the Company and its Subsidiaries) to establish and confirm the Company’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. You understand that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period of your employment with or service to the Company and its Subsidiaries and thereafter, and without in any way limiting the provisions of paragraph 6(a) above, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or its Subsidiaries and Affiliates

who need to know such information in connection with their work for the Company or its Subsidiaries and Affiliates) or use, except in connection with your work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing or unless and to the extent that the Third Party Information, (i) becomes generally known to and available for use by the public other than as a result of your acts or omissions to act, (ii) was known to you prior to your employment with or service to the Company or any of its Subsidiaries and Affiliates, or (iii) is required to be disclosed pursuant to any applicable law or court order.

(d) Use of Information of Prior Employers. During your employment or service, you will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom you have an obligation of confidentiality, and will not bring onto the premises of the Company, its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by the former employer or person. You will use in the performance of your duties only information which is (i)(x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company, its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom you have an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e) Noncompetition and Nonsolicitation. You acknowledge that in the course of your employment you will become familiar with the Company’s or its Subsidiaries’ trade secrets and with other confidential information concerning the Company or its Subsidiaries and that your services will be of special, unique and extraordinary value to the Company or its Subsidiaries. Therefore, you agree that:

(i) Noncompetition. While employed by the Company or its Subsidiaries, and (i) in the event of the termination of your employment without Cause, for a period of up to one year thereafter, the exact period to be determined by the Company at the time of termination, or (ii) in the event of the termination of your employment for any other reason, for a period of two years thereafter (the “Noncompete Period”), you shall not, anywhere in the world where the Company or its Subsidiaries conduct or actively propose to conduct business during your employment, directly or indirectly own, manage, control, participate in, consult with, be employed by or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries prior to Termination; provided, however, that you may own up to 2% of any class of an issuer’s publicly traded securities. If your employment is terminated without Cause, as described in subsection (i) above, then commencing on the date of termination and continuing for the duration of the Noncompete Period, the Company shall pay you each month of the Noncompete Period an aggregate amount equal to 1/12th of your annual base salary in effect as of the date of termination, payable in equal installments on the Company’s regular salary payment dates. Payment of any amounts to you pursuant to this provision shall be reduced or offset by any amounts paid by the Company to you during the same period pursuant to any other agreement you may have with the Company.

(ii) Nonsolicitation. During the Noncompete Period, you shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof, and (ii) hire any person who was an employee of the Company or its Subsidiaries within 180 days prior to the time such employee was hired by you, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its Subsidiaries or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or its Subsidiaries and with which the Company, its Subsidiaries or Affiliates has entered into substantive negotiations or has requested and received confidential information relating to the acquisition of such business by the Company, its Subsidiaries or Affiliates in the two-year period immediately preceding a Termination.

(iii) Enforcement. If, at the time of enforcement of paragraph 6(e)(i) or (ii), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. You agree that because your services are unique and you have access to confidential information, money damages would be an inadequate remedy for any breach of paragraph 6. You agree that the Company, its Subsidiaries and Affiliates, in the event of a breach or threatened breach of this paragraph 6, may seek injunctive or other equitable relief in addition to any other remedy available to them in a court of competent jurisdiction without posting bond or other security.]1

(f) [Acknowledgments. You acknowledge that the provisions of this paragraph 6 are (i) in addition to, and not in limitation of, any obligation of yours under the terms of any employment agreement with the Company or a Subsidiary, (ii) in consideration of employment with the Company or its Subsidiaries, (iii) the issuance of the Option by the Company and (iv) additional good and valuable consideration as set forth in this Agreement. In addition, you agree and acknowledge that the restrictions contained in paragraph 6 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you acknowledge (i) that the business of the Company or its Subsidiaries will be international in scope and without geographical limitation, (ii) notwithstanding the state of incorporation or principal office of the Company or its Subsidiaries, or any of their respective executives or employees (including the you), it is expected that the Company or its Subsidiaries

[1]	Note that this provision is not anticipated to be included in option grant agreements to directors.

will have business activities and have valuable business relationships within its industry throughout the world, and (iii) as part of you responsibilities, you will be traveling and conducting business throughout the world in furtherance of the Company’s business and its relationships. You agree and acknowledge that the potential harm to the Company or its Subsidiaries of the non-enforcement of this paragraph 6 outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you has carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, its Subsidiaries and Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.]2

7 . Remedies. The parties hereto shall be entitled to enforce their respective rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in their sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

8. Conformity with Plan. The Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this letter agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this letter agreement, you acknowledge your receipt of this letter agreement and the Plan and agree to be bound by all of the terms of this letter agreement and the Plan.

9. Limitation of Rights of Participants. Nothing in this letter agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time (with or without Cause), nor confer upon you any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility. Nothing in this letter agreement shall confer upon you any right to be selected again as a Plan participant.

10. Amendment or Substitution of Option. The terms of the Option may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of the Option); provided that no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent.

[2]	Note that this provision is not anticipated to be included in option grant agreements to directors.

11. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this letter agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

12. Severability. Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this letter agreement.

13. Counterparts. This letter agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same letter agreement.

14. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS LETTER AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

16. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this letter agreement shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent by facsimile or (iv) sent by reputable overnight courier, to the recipient. Such notices, demands and other communications shall be sent to you at the address specified in this letter agreement and to the Company at 8125 Highwoods Palm Way, Tampa, Florida 33647-1765, Attn: General Counsel, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

17. Entire Agreement. This letter agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Option Shares.

*        *        *        *        *

Signature Page to Stock Option Award Agreement

Please execute the extra copy of this letter agreement in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this letter agreement.

Very truly yours,

Syniverse Holdings, Inc.

By:
Name:
Title:

Enclosures:	Extra copy of this letter agreement
Copy of the Plan

The undersigned hereby acknowledges having read this letter agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

OPTIONEE

Dated as of:

CONSENT

The undersigned spouse of Participant hereby acknowledges that I have read the foregoing Stock Option Award Agreement and that I understand its contents. I am aware that the Agreement imposes restrictions on the transfer of the Option. I agree that my spouse’s interest in the Option is subject to this Agreement and any interest I may have in such Option shall be irrevocably bound by this Agreement and further that the my community property interest, if any, shall be similarly bound by this Agreement.

I am aware that the legal, financial, and other matters contained in this Agreement are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing this Agreement that I will waive such right.

Name:

Witness